Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports Third Quarter 2009 Net Income of $21.6 Million and Increases EPS Guidance

-Earnings of $0.27 per Diluted Share for the Quarter

-Year-to-date Cash Provided by Operating Activities Doubled to $86 Million

-Guidance Increased to $0.88 Per Diluted share for 2009

Coral Gables, FL (October 28, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that revenue for the quarter ended September 30, 2009 was $397 million with net income of $21.6 million, or $0.27 per diluted share, compared with revenue of $398 million and net income of $24.1 million, or $0.35 per diluted share for the prior year quarter.

The Company continued to focus on margin improvement and cost containment. Third quarter gross margin improved again, up 60 basis points to 15.6% from 15.0% from the previous year’s quarter. The margin for earnings before interest, taxes, depreciation and amortization, or EBITDA, increased to 9.7% for the quarter just ended, up from 9.1% in the third quarter of 2008.

Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “Once again, we had an excellent quarter, in spite of a difficult economic environment. Continued tight credit markets and delays in the Federal government finalization of stimulus plan programs have delayed projects and caused many of our customers to defer capital expenditures. However, with the recent release of Federal stimulus grant monies, combined with this month’s rollout of the Federal alternative energy loan guarantee program, projects are beginning to be awarded. The loan guarantees are estimated to support up to $70 billion in new renewables projects and we are already beginning to see our order book build nicely for 2010 and beyond, particularly in alternative energy.”

Mr. Mas continued, “There is no question that the second half of 2009 has been a difficult year for us and our industry. However, our recent contract wins further reinforce our belief that 2010 could be an unprecedented year of opportunity for MasTec. Despite the slower second half of 2009, we have been able to improve margins, while operating with excess capacity to retain our ramp-up capabilities.”

MasTec’s balance sheet and cash flow from operations remained strong. At the end of the second quarter, MasTec’s liquidity, defined as cash plus availability under our credit facility was $183 million, compared with $108 million last year.

Regarding MasTec’s continued strong cash flow and balance sheet, Bob Campbell, MasTec’s Executive Vice President and Chief Financial Officer noted, “Cash flow from operations of $86 million for the September year-to-date period was double last year’s cash flow and cash of $95 million was also double our cash at September a year ago. Over the last two years, we have expanded into a number of new growth markets while maintaining excellent liquidity and a solid capital structure.”

MasTec’s 2009 earnings guidance has been increased to $0.88 per diluted share for 2009. Previous guidance was $0.85 per diluted share. Revenue guidance is being adjusted to $1.55 billion. Earnings per diluted share for the year is negatively impacted by large increases in the non-cash amortization expense for acquisition-related intangible assets and the mostly non-cash book tax rate.

Management will also hold a conference call to discuss these results on Thursday, October 29, 2009 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-0705 and the replay number is (719) 457-0820, with a pass code of 1744552. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations

(In thousands, except per share amounts)

	For the Three Months Ended September 30,
	2009	2008
Revenue	$397,248	$397,754
Costs of revenue, excluding depreciation and amortization	335,241	338,060
Depreciation and amortization	10,760	7,839
General and administrative expenses, including non-cash stock compensation expense of $744 in 2009 and $790 in 2008	23,710	23,885
Interest expense, net of interest income	5,769	3,963
Other income, net	(393)	(391)

Income from continuing operations before income taxes	22,161	24,398
Income taxes	517	102

Income from continuing operations	21,644	24,296

Loss from discontinued operations, net of tax	—	(182)

Net income	$21,644	$24,114

Basic net income per share:
Continuing operations	$0.29	$0.36
Discontinued operations	—	—

Total basic net income per share	$0.29	$0.36

Basic weighted average common shares outstanding	75,727	67,578

Diluted net income per share:
Continuing operations	$0.27	$0.36
Discontinued operations	—	(0.01)

Total diluted net income per share	$0.27	$0.35

Diluted weighted average common shares outstanding	83,989	68,567

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	September 30, 2009	December 31, 2008
Assets
Total current assets	$424,810	$439,365
Property and equipment, net	146,783	158,013
Goodwill and other intangibles, net	437,653	420,604
Deferred taxes, net	17,430	25,165
Securities available for sale	23,748	20,580
Other assets	28,689	27,170

Total assets	$1,079,113	$1,090,897

Liabilities and Shareholders’ Equity
Current liabilities	$254,734	$334,048
Other liabilities	25,862	26,305
Long-term debt	294,653	287,454
Total shareholders’ equity	503,864	443,090

Total liabilities and shareholders’ equity	$1,079,113	$1,090,897

Condensed Unaudited Consolidated Statements of Cash Flows (In thousands)
	For the Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities	$85,586	$42,668
Net cash used in investing activities	(38,827)	(90,157)
Net cash provided by financing activities	1,185	18,348

Net increase (decrease) in cash and cash equivalents	47,944	(29,141)
Net effect of currency translation on cash	109	(24)
Cash and cash equivalents - beginning of period	47,263	74,288

Cash and cash equivalents - end of period	$95,316	$45,123

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share data)

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Total	EBITDA Margin		Total	EBITDA Margin
EBITDA Reconciliation

GAAP Net income	$21.6	5.4%		$24.1	6.1%

Loss from discontinued operations	—	0.0%		0.2	0.0%
Interest, net Taxes Depreciation and amortization	5.8 0.5 10.8	1.5 0.1 2.7	% % %	4.0 0.1 7.8	1.0 0.0 2.0	% % %

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$38.7	9.7%		$36.2	9.1%

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
EBITDA Reconciliation	Total	EBITDA Margin	Total	EBITDA Margin
GAAP Net income	$52.6	4.7%	$47.7	4.9%
Loss from discontinued operations	—	0.0%	0.4	0.1%
Interest, net	17.3	1.5%	10.1	1.0%
Taxes	1.0	0.1%	0.5	0.1%
Depreciation and amortization	32.1	2.8%	19.5	2.0%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$103.0	9.1%	$78.2	8.1%

	Years Ended
EBITDA Reconciliation	2009E	2008
GAAP Net Income	$69	$66
Loss from discontinued operations, net of taxes	—	1
Interest, net	23-24	14
Income tax provision	10-11	1
Amortization	10-11	4
Depreciation	33-35	24

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$145-150	$110

Tables may contain slight summation differences due to rounding.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of utility and communication infrastructure systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, which may, among other things, cause our revenues, margins and earnings per share to differ from that projected. Such risks, uncertainties and assumptions may include further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses and integrate acquisitions with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband expansion and related projects and expenditures; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes and any future loans or securities; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions or conversions of convertible notes or other stock issuances, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.